Exhibit 10.1

HARBIN ELECTRIC, INC.
No. 9 Ha Ping Xi Lu
Ha Ping Lu Ji Zhong
Qu Harbin Kai Fa Qu
Harbin, People’s Republic of China 150060

April 9, 2007

CONFIDENTIAL

Shelton Technology, LLC
1685 W. Hamlin Road
Rochester Hills, MI 48309

Gentlemen:

1. General. This letter agreement shall set forth the terms on which Harbin Electric, Inc. (“Harbin”) and Shelton Technology, LLC (“Shelton”) have agreed to combine their strengths in order to establish a high-tech international company with research and development, design and manufacturing capabilities in the area of industrial automation controllers (such company shall be referred to herein as the “Venture”). The parties intend that to combine U.S. strength in technology with China’s advantage in low cost manufacturing to develop precision servo motor controller products for Harbin’s intelligent motors and provide customized industrial automation controllers to OEMs in both the U.S. and China.

2. Name. The name of the Venture will be Advanced Automation Group, LLC.

3.  Structure. (a) The Venture will be structured as a Delaware limited liability company in which Harbin, through its wholly-owned subsidiary, Advanced Electric Motors, Inc. (“AEM”), will own a 100% equity interest. Harbin, through AEM shall contribute to the Venture or Newco (as defined in Section 4 hereof), $3,000,000, in three (3) installments as follows: $1.2 million within ten (10) days of the execution of this Agreement (the “Closing Date”), $800,000 on or prior to May 1, 2008 and $1.0 million on or prior to March 31, 2009. On the Closing Date, Shelton and its members and technical team members, shall grant to the Venture an exclusive worldwide royalty-free license (the “License”) in the form attached hereto as Exhibit A for a period beginning on the Closing Date and ending on August 31, 2008 (the “Term”), to the designs set forth on Exhibit B hereto as well as all of the technology owned by such persons or entities related to precision servo motor controllers for industrial automation, including research and development, design, manufacturing and testing (the “Licensed Assets”). Simultaneously with its execution of the License, Shelton shall execute an assignment agreement (the “Assignment”), assigning to the Venture for the Term all of Shelton’s existing customer accounts (the “Customer Accounts”). The parties agree that all customer accounts of the Venture created during the Term (the “New Customer Accounts”) shall be the property of the Venture. In consideration for the License and the Assignment, Harbin agrees that it shall cause the Venture to pay to Shelton 49% of the Profits (as herein after defined) realized by the Venture during the Term and the sale of any inventory of products existing as of the date of the termination of the Term. For purposes of this Agreement, the term “Profits” shall mean the Venture’s net income as determined in accordance with United States generally accepted accounting principles.

(b) Harbin hereby agrees that on or prior to March 31, 2009, it shall cause the Venture or Newco to invest $1,000,000 in cash to establish a wholly-owned subsidiary in Shanghai, China, which subsidiary will be responsible for the manufacturing and testing of the controller products

4. Transfer of Licensed Assets, Customer Accounts and New Customer Accounts Harbin and Shelton each hereby agree upon no less than 20 days written notice prior to the end of the Term by Harbin to Shelton, that (i) Harbin or the Venture shall be entitled to elect, effective upon the end of the Term to transfer or cause all of its business and assets, including the Licensed Assets, the Customer Accounts and the New Customer Accounts to be transferred from the Venture to a newly formed Delaware limited liability company (“Newco”) that is, at such time, a wholly-owned subsidiary of Shelton, in consideration for the issuance to the Venture or AEM of 51% of the outstanding equity of Newco and that (ii) simultaneously with and as a condition to the effectiveness of such transfer by the Venture of the Licensed Assets to Newco and such issuance of equity by Newco to the Venture or AEM that Shelton shall transfer and assign to Newco all of its right title and interest in and to the Licensed Assets and the Customer Accounts, free and clear of all Liens (as defined in Section 8(e) hereof) in consideration for the payment by Newco to Shelton of One Dollar ($1.00). In the event that Harbin or the Venture do not exercise the transfer option described in the preceding sentence, the parties acknowledge and agree that upon the expiration of the Term, all right, title and interest in and to the Licensed Assets and the Customer Accounts shall revert to Shelton. The parties agree that it shall be a condition to the transfer and assignment of the Licensed Assets, the Customer Accounts and the New Customer Accounts to Newco that Newco shall have entered into 3-1/2 year employment agreements with each of Shaotang Chen and Xiaogang Luo on substantially similar terms as those employment agreements entered into between the Venture and such individuals on the Closing Date, as described in Section 5 hereof, The parties further agree that in connection with any such transfer and assignment of the Licensed Assets, the Customer Account and the New Customer Accounts to Newco that they each will negotiate in good faith with respect to the preparation of an amendment of the operating agreement of Newco which agreement shall provide that (w) that Shelton shall be entitled to designate no fewer than two of five members of the Board of Directors, Management Committee or other governing body of Newco and Harbin shall be entitled to designate the remaining members of the Board of Directors, Management Committee or other governing body of Newco (x) that Shaotang Chen and Xiaogang Luo jointly shall be entitled to manage the day to day business operations of Newco for a period of at least 3-1/2 years, subject to similar restrictions on fundamental business decisions as set forth in Section 5 hereof , (y) that Shelton may not dispose of its 49% interest in Newco without the prior written consent of Harbin, and (z) that Harbin and Shelton shall each agree not to engage in research and development, design and sale of controllers that will compete with Newco.

5. Management of the Venture. Harbin agrees that during the Term that Shaotang Chen and Xiaogang Luo jointly shall serve as the manager[s] of the Venture with respect to its day to day business operations The Venture shall also have a Board of Managers (the “Board”) which shall be comprised of five managers, with three of which shall be appointed by Harbin and two of which shall be appointed by Shelton. All fundamental business decisions with respect to the Venture, which shall include, but not be limited to (a) the incurrence of indebtedness to third parties, (b) the acquisition or disposition of assets, (c) a material change in the business of the Venture, (d) the approval of the annual budget of the Venture, (e) the making of any distributions other than tax distributions, (f) any staffing additions and compensation of employees, (f) any capital expenditures or investment in excess of $50,000, (g) the hiring of and any change in the Venture’s auditors and (h) the establishment of the initial operating policies, procedures and reports of the Venture, will be made by the Board.

6 Key Employees. The parties hereby agree that on or prior to the Closing Date that the Venture will have executed eighteen (18) month employment agreements which each of Shaotang Chen and Xiaogang Luo , each such agreement to be in substantially the form attached hereto as Exhibit C (the “Employment Agreements”).

7 Non-Competition. In order for the Venture to achieve maximum success in its business operations, Harbin and Shelton each agree not to engage in research and development, design and sale of controllers that will compete with the Venture at any time during the Term.

8. Representations and Warranties of Shelton In order to induce to Harbin to enter into this Agreement and to perform its obligations hereunder, Shelton hereby represents to Harbin that

(a) It is a limited liability company duly organized and validly existing under the laws of the State of Michigan and has all power and authority necessary to carry on its business as it is now being conducted, to enter into this Agreement, the License and the Assignment to perform its obligations hereunder and thereunder.

(b) All corporate and other proceedings required to be taken by or on behalf of Shelton to authorize it to enter into and carry out this Agreement, the License and the Assignment have been duly taken, and this Agreement, the License and the Assignment each constitute a legal, valid and binding obligation of Shelton, enforceable against Shelton in accordance with their respective terms except (i) as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and (ii) to the extent that equitable remedies, such as injunctive relief or specific performance are within the discretion of courts of competent jurisdiction.

(c) The execution and delivery of this Agreement, the License and the Assignment, the performance by Shelton of their respective terms, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of, or default or loss of a benefit under or permit the acceleration of any obligation under (i) the organizational documents of Shelton (ii) any contract, agreement or commitment of Shelton or (iii) any permit, concession, grant franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Shelton or to its properties, including the Licensed Assets.

(d) No consent, approval, order or authorization of or registration, declaration or filing with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement, the License or the Assignment by Shelton or the consummation by Shelton of the transactions contemplated hereby or thereby.

(e) Except for the transfer and purchase option granted by Shelton to Harbin and Newco pursuant to Section 4 hereof, Shelton has good and valid title to each of the Licensed Assets, free and clear of all Liens (as hereinafter defined) and there is no claim, litigation, or other proceeding pending or threatened, which could impair, limit, diminish or otherwise impact upon Shelton’s right in the Licensed Assets or its ability to execute and deliver and perform its obligations hereunder or under the License. For purposes of this Agreement, the term “Liens” shall mean any lien, encumbrance, pledge, option, security interest, right of first refusal, mortgage, charge, of any kind (including any conditional sale agreement) or any subordination arrangement in favor of another person.

(f) None of the Licensed Assets nor any of the elements thereof infringe or violate any rights of any person or entity.

(g) None of the Licensed Assets are in the public domain.

(h) No person is infringing on the rights if Shelton in and to any of the Licensed Assets.

9. Representations and Warranties of Harbin In order to induce to Shelton to enter into this Agreement and to perform its obligations hereunder, Harbin hereby represents to Shelton that

(a) It is a corporation duly incorporated and validly existing under the laws of the State of Nevada and has all corporate power and authority necessary to carry on its business as it is now being conducted, to enter into this Agreement, the License and each of the Employment Agreements and to perform its obligations hereunder and thereunder.

(b) All corporate and other proceedings required to be taken by or on behalf of Harbin to authorize it to enter into and carry out this Agreement, the License and each of the Employment Agreements have been duly taken, and this Agreement, the License and each of the Employment Agreements constitute a legal, valid and binding obligation of Harbin, enforceable against Harbin in accordance with their respective terms except (i) as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and (ii) to the extent that equitable remedies, such as injunctive relief or specific performance are within the discretion of courts of competent jurisdiction.

(c) The execution and delivery of this Agreement, the License and each of the Employment Agreements, the performance by Harbin of their respective terms, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of, or default or loss of a benefit under or permit the acceleration of any obligation under (i) the articles of incorporation or by-laws of Harbin (ii) any contract, agreement or commitment of Harbin or (iii) any permit, concession, grant franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Harbin or to its properties.

(d) No consent, approval, order or authorization of or registration, declaration or filing with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement, the License and each of the Employment Agreements by Harbin or the consummation by Harbin of the transactions contemplated hereby or thereby.

10. Conditions. The consummation of the transactions contemplated by this agreement is conditioned on (a) the execution and delivery of the License (b) the execution and delivery of the Assignment, (c) the execution and delivery of the Employment Agreements, (d) the completion of satisfactory due diligence by Harbin and Shelton and (e) each of the representations and warranties set forth herein being true and correct as of the Closing Date.

11. Expenses. Harbin and Shelton will each bear their respective expenses incurred in connection with the negotiation, preparation and consummation of the transactions contemplated hereby.

12. Confidentiality. Harbin and Shelton each agree to treat as confidential and not to disclose to any third party (other than such person’s legal and financial advisors) any non-public information provided by or on behalf of the other party in connection with the transactions contemplated hereby.

13 Publicity. Neither Harbin nor Shelton nor any of their respective affiliates shall issue any press release or make any public statements about this transaction without the prior consent of the other party; provided, however, that any party hereto may make any disclosure required to be made by it under applicable law or by stock exchange regulations if it determines in good faith that it is appropriate to do so and gives prior written notice to the other party hereto, using reasonable efforts, given any time constraints, to reach the other party hereto and discuss such disclosure with the other party.

14. Governing Law This Agreement shall be governed in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

15 Assignment  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, except that Harbin may transfer any of its rights or obligations hereunder to any affiliate of Harbin without the prior written consent of Shelton.

16. Waivers and Amendments This Agreement may be amended, and the terms hereof may be waived only by a written instrument signed by both Harbin and Shelton.

17. Counterparts This Agreement may be executed in counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

18. No Agency The parties shall act solely as independent contractors and nothing contained herein shall be construed as creating an agency, partnership, joint venture, employment or other relationship between the parties other than one of independent contractors.

19. Entire Agreement This Agreement, the License and the Employment Agreements constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings.

20. Termination This Agreement may be terminated at any time by Harbin or Shelton upon no less than 30 days prior written notice in the event of a material breach of this Agreement that has not been cured during such 30 day period. Notwithstanding any provision to the contrary set forth in the License Agreement and the Employment Agreements, upon any termination of this Agreement, all obligations of Harbin, Shelton, the Venture, Shaotang Chen and Xiaogang Luo, as applicable, under the License, the Assignment and each of the Employment Agreements shall automatically terminate.

If the foregoing reflects our agreement, kindly sign and return the duplicate copy of this letter to us which will constitute our agreement as to the subject matter hereof.

Very truly yours,

HARBIN ELECTRIC, INC.

By:	/s/ Tianfu Yang
Name: Tianfu Yang Title: Chairman and Chief Executive Officer

Agreed and Accepted this
9th day of April, 2007

SHELTON TECHNOLOGY, LLC

By: /s/ Julie Xie

Name: Julie Xie
Title: Managing Director

By: /s/ Shaotang Chen

Name: Shaotang Chen

By: /s/ Xiaogang Luo

Name: Xiaogang Luo